UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MCG Capital Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On April 30, 2010, MCG Capital Corporation issued the following news release:

MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500 (866) 904-4775 (FAX) MCGCapital.com	Contact: Marshall Murphy (703) 562-7110 MMurphy@MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Board’s Nominees and Proposals on the

WHITE Proxy Card Today

ARLINGTON, VA – April 30, 2010 – MCG Capital Corporation (Nasdaq: MCGC) (“MCG”) today announced that it is mailing the following letter to the Company’s stockholders. MCG stockholders of record as of the close of business on Thursday, April 1, 2010 are entitled to vote at the Annual Meeting. The MCG Board of Directors recommends that stockholders vote FOR the Board’s highly qualified nominees and the proposals advanced by the Board by telephone, Internet or by signing, dating and returning the WHITE proxy card today.

April 30, 2010

A HEDGE FUND IS TRYING TO TAKE OVER YOUR COMPANY

Dear Stockholder:

You may have received correspondence from Western Investment, a hedge fund that is running a proxy fight to try to take over MCG. Do not be misled by Western’s inflammatory rhetoric – your current Board and management team is firmly committed to maximizing stockholder value, and we have been achieving results. We have substantially strengthened our capital base while preserving our liquidity and intend to continue to execute on our strategy in order to create value for all of our stockholders.

There will be an important meeting of MCG stockholders on May 26, 2010, during which you will be asked to determine which director nominees best serve the interests of ALL MCG stockholders. We urge you to vote for MCG’s nominees using the WHITE proxy card by telephone or Internet, or by signing, dating and returning the WHITE proxy card in the postage paid envelope provided.

VOTE “FOR” YOUR BOARD AND MANAGEMENT TEAM — A COMMITTED,

FORWARD-LOOKING TEAM WITH A CLEAR

STRATEGY TO CONTINUE TO DELIVER STRONG PERFORMANCE

Western’s approach is simply to say “no” to every proposal advanced by your Board, despite the fact that these proposals will benefit MCG and all of its stockholders. Do not be distracted by Western’s boilerplate, hedge fund rhetoric regarding the Company’s performance and management. You deserve more than a “just say no” approach to management and governance.

Here are a few key facts that Western Investment doesn’t tell you.

When the U.S. and most other global markets entered a protracted period of recession in 2007, your Board and management undertook decisive measures to stabilize the Company, preserve liquidity and strengthen its capital base, which included: (i) proactively discussing modifications to our credit facilities with our lenders; (ii) monetizing portfolio investments with an emphasis on junior debt and equity securities; (iii) cutting general and administrative costs; (iv) suspending our origination activity and dividends; and (v) reducing leverage.

While the financial markets were in turmoil, we:

➢	renegotiated our key borrowing agreements, providing us with continuing debt financing, repayment terms tied to future monetizations and relaxed covenants;
➢	completed a total of $285.8 million in investment monetizations, including 29 monetizations for $274.2 million, which were completed at 100.5% of their most recently reported fair value;
➢	paid down $103.8 million of debt under our SunTrust warehouse, unsecured revolver and our unsecured notes during 2009, with an additional $16.7 million paid down after year end;
➢	improved our asset coverage ratio to 220% as of February 26, 2010;
➢	reduced our workforce from 101 employees to 64 employees as of December 31, 2009, representing a 37% reduction in our overall headcount; and
➢	repurchased an aggregate of $30.6 million of our outstanding debt for $10.5 million.

As we look back:

➢	on December 31, 2008, our common stock was trading at $0.71 per share, or 8.2% of net asset value;
➢	on December 31, 2009, our common stock was trading at $4.32 per share, or 53.4% of net asset value, an increase of 508%; and
➢	by April 29, 2010, our common stock was trading at $6.84 per share, or 84.9% of our December 31, 2009 net asset value and a more than 800% increase from our stock price at December 31, 2008.

The following chart shows our stock price history from January 1, 2009 through today:

As we look forward, we:

➢	have no debt maturities until the latter part of 2011;
➢	have secured the annual renewal of the liquidity facility that supports our SunTrust warehouse credit facility;
➢	have $272.0 million of potential capacity that may be deployed for suitable new investment opportunities, without accessing new incremental capital through the debt or equity markets;
➢	have repositioned the Company to increase its operating income and support the reinstitution and future growth of distributions to our stockholders; and
➢	are prepared to grow the Company.

As part of our comprehensive strategy, your Board:

➢	implemented a freeze on base salaries for all employees for the past year and for our executive team for the past two years;
➢	paid no bonuses to our executive management during 2008 and cut the bonus opportunity for our executive management during 2009 by 50%;
➢	adopted a performance-based compensatory structure based on clearly defined Company performance metrics; and
➢	designed our 2009 compensation program, such that the total annual cash compensation payable placed us below the 25th percentile of our peer group.

OUR INTERESTS ARE ALIGNED WITH YOURS —

WHOSE INTERESTS ARE WESTERN’S ALIGNED WITH?

Western says that they want to hand the Company over to Michael Tokarz, the chairman of MVC Capital. Who is that really designed to benefit?

Western:

➢	is MVC Capital’s single largest stockholder, owning over 6.2% of their stock;
➢	has nominated MVC Capital’s managing director to MCG’s Board; and
➢	is working with Mr. Tokarz, who controls The Tokarz Group, MVC Capital’s investment manager, in this proxy contest.

Mr. Tokarz also has a substantial interest in MVC Capital’s common stock, along with a sizable investment contract. Western says they have a plan for the Company – and we think that plan is to force a transaction between the Company and MVC Capital. This would benefit:

➢	the Tokarz Group, as MVC Capital’s investment adviser, reaping the benefits of increased management fees due to the acquisition of the Company’s assets; and
➢	Western, due to its substantial holdings of MVC Capital’s securities.

Ask yourself – does that sound like the plan of someone who is looking out for your interests?

Your management has worked hard to ensure that we benefit only if you do. Unlike many peer companies that issued options or restricted stock at historical market lows, in July 2009, our Board of Directors approved a plan designed to:

➢	align our business plan and stockholder interests by matching the return expectations of our business more closely with our equity-based compensation plan; and
➢	reward employees for performance that produces strong financial results and creates long-term value for our stockholders.

Under this plan, shares of restricted common stock and cash bonuses are awarded only upon the achievement of specified increasing Company share price thresholds, ultimately reaching $8.00 per share. This program was specifically designed so that its cost would be less than 2.6% of the stockholder value created and would be limited to the shares approved by our stockholders four years ago.

YOUR MANAGEMENT AND BOARD CONTINUE TO ADVANCE

YOUR INTERESTS — WESTERN’S GOAL IS ADVANCING ITS OWN

In the past month alone, we have been focused on:

➢	monetizing our investment in Jet Broadband Holdings, LLC, a majority-owned, control investment, for which MCG’s cash proceeds are expected to be approximately $49.7 million; and
➢	repurchasing a total of $8.0 million of our outstanding debt securities at a discount of 45% to face value.

If Western were truly interested in maximizing short- and long-term value for all MCG stockholders, it would support the current MCG Board and management team in our continued efforts to close the gap between our stock price and net asset value and reinstate and grow the dividend.

Say NO to a costly proxy contest led by a conflicted, self interested, hedge fund and tell Western to let the MCG Board and management continue to grow MCG.

VOTE “FOR” YOUR BOARD’S NOMINEES AND PROPOSALS

ON THE WHITE PROXY CARD TODAY

We urge you to support your Board and management by voting FOR the two experienced nominees proposed by the Board and FOR the proposals set forth in MCG’s proxy statement, using the enclosed WHITE proxy card, and not to return any proxy card sent to you by Western Investment.

You can revoke any vote cast for Western by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and mailing the WHITE proxy card in the postage paid envelope provided. Remember, only your last dated proxy will count — any proxy may be revoked at any time prior to its exercise at the 2010 Annual Meeting as described in the proxy statement.

If you have any questions, please contact MacKenzie Partners, Inc., who is assisting us in connection with this year’s Annual Meeting, at 800-322-2885 or at 212-929-5500 (Call Collect).

On behalf of MCG’s Board of Directors, thank you for your continued support and interest in MCG.

Steven F. Tunney, Sr.

President and Chief Executive Officer

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

212-929-5500 (Call Collect)

Or

TOLL-FREE 800-322-2885

Important Information

MCG, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from MCG’s stockholders in connection with MCG’s 2010 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement and the Schedule 14A that MCG filed with the SEC on April 21, 2010.

MCG has filed a definitive proxy statement in connection with its 2010 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning MCG are available free of charge at www.sec.gov and http://investor.mcgcapital.com. Stockholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Statements in this letter regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements regarding MCG’s market position, its deployment of potential capacity for suitable new investment opportunities without accessing new incremental capital through the debt or equity markets, the monetization of certain of the Company’s investments, the value creation under the Company’s compensation plans, the Company’s efforts to close the gap between net asset value and stock price and reinstate and grow stockholder dividends may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this letter as of this date and assumes no obligations to update the information included in this letter or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About MCG

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle-market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital. For more information, please visit www.mcgcapital.com.

Contact:	Marshall Murphy
(703) 562-7110

###